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As filed with the Securities and Exchange Commission on April 24, 2001
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

AQUILA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-0689480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Walnut, Suite 3300
Kansas City, Missouri 64106
(Address of Registrant's principal executive offices)

UTILICORP UNITED INC. RETIREMENT INVESTMENT PLAN
(Full title of the plan)

Jeffrey D. Ayers, Esq.
General Counsel and Corporate Secretary
Aquila, Inc.
1100 Walnut, Suite 3300
Kansas City, Missouri 64106
(816) 527-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
 Jeffrey T. Haughey, Esq.
Blackwell Sanders Peper Martin LLP
2300 Main Street, Suite 1000
Kansas City, Missouri 64108
(816) 983-8000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Class A Common Stock, par value $0.01 per share	1,000,000	$24.00	$24,000,000.00	$6,000.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Based upon the anticipated initial public offering price of the securities.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The document containing the information about the UtiliCorp United Inc. Retirement Investment Plan (the "Plan") specified in Part I of Form S-8 will be sent or given to eligible employees as specified by the Securities and Exchange Commission (the "SEC") Rule 428(b)(1). Such document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933. All such documents will be dated and maintained in a "prospectus file" as required by SEC Rule 428(a) and will contain the following legend in a conspicuous place as directed by SEC Rule 428(b)(1):

    "This document (or specifically designated portions of this document) constitutes (constitute) part of a prospectus covering securities that have been registered under the Securities Act of 1933."

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

    The following documents filed with the SEC by Aquila, Inc. (the "Registrant") are incorporated in this Registration Statement on Form S-8 (the "Registration Statement") by reference:

  1.
  The prospectus dated April 24, 2001, and filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended;

  2.
  The description of the Registrant's Class A Common Stock, $0.01 par value per share, as incorporated by reference in the Form 8-A Registration Statement as filed by the Registrant with the SEC on January 16, 2001, as amended by the Form 8-A/A filed by the Registrant with the SEC on March 26, 2001, and set forth under the captions "Description of Our Capital Stock" and "Shares Available for Future Sale" in the Registration Statement on Form S-1 (Registration No. 333-51718), filed by the Registrant with the SEC, as amended, including any form of prospectus to be file pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

    Not applicable.

Item 5.  Interests of Named Experts and Counsel

    Not applicable.

Item 6.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. The provisions of Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

    The Registrant's restated certificate of incorporation provides that no director will be liable to the Registrant or the Registrant's stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

  •
  Any breach of the director's duty of loyalty to the Registrant or the Registrant's stockholders;

  •
  Any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law; and

  •
  Any transaction from which the director derived an improper personal benefit.

    The Registrant's bylaws provide that, to the fullest extent permitted by law, the Registrant will indemnify its directors and officers where such person is made or threatened to be made a party to any action by reason of the fact that such person has acted as the Registrant's agent, with certain limited exceptions. The Registrant will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when the Registrant receives an undertaking to repay such amounts if its is ultimately determined that the person is not entitled to be indemnified by the Registrant. Amending this provision will not reduce the Registrant's indemnification obligations relating to actions taken before such an amendment is made.

Item 7.  Exemption from Registration Claimed

    Not applicable.

Item 8.  Exhibits

5	Opinion of Blackwell Sanders Peper Martin LLP
23(a)	Consent of Arthur Andersen LLP
23(b)	Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5)

Item 9.  Undertakings

    The Company hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on April 24, 2001.

AQUILA, INC. (Registrant)
By:	/s/ KEITH G. STAMM Keith G. Stamm Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated above:

Signature	Title

/s/ KEITH G. STAMM Keith G. Stamm	Chief Executive Officer and Director (Principal Executive Officer)
/s/ DAN STREEK Dan Streek	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ ROBERT K. GREEN Robert K. Green	Chairman of the Board and Director
Richard C. Green, Jr.	Director

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES